Exhibit 99.1

Company Contact:	Investor Contact:
Angela Cincotta	Sharon Merrill Associates
(978) 656-3594	(617) 542-5300
acincotta@trcsolutions.com	trr@investorrelations.com

TRC Announces Agreement to Acquire Willbros Professional Services
Acquisition Expands Growth Opportunities in the Oil & Gas Market Nationally

Lowell, MA, October 5, 2015 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, announced today that it has entered into an agreement to acquire the Professional Services business segment of Willbros Group (NYSE: WG) for $130 million in an all-cash transaction. The transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close during the second quarter of TRC’s fiscal 2016. The transaction does not require a vote of the stockholders of Willbros Group or TRC.

Headquartered in Tulsa, Oklahoma, Professional Services has approximately 850 employees in nine offices nationwide. It has a premier reputation for providing a wide array of innovative engineering, EPC/EPCM, field solutions and integrity services to the oil and gas transmission and midstream market, as well as at government facilities. The segment’s 2014 gross revenue was approximately $209 million, and TRC expects the acquisition to be accretive to earnings (excluding transaction fees and integration expenses) during fiscal 2017.

“TRC is a national leader in environmental permitting of pipelines,” said TRC Chairman and Chief Executive Officer Chris Vincze. “The addition of Professional Services to our robust platform will allow us to provide enhanced integrated services to our combined client base. We believe the long-term outlook for the pipeline industry is strong, especially with respect to midstream activities. Furthermore, the transition of power generation to natural gas; potential exportation of domestically produced oil and gas; and the need to assess, upgrade and repair U.S. pipeline assets will provide new opportunities to the combined organization. With this acquisition, TRC will be uniquely positioned to deliver end-to-end solutions in both the Power and Oil and Gas markets.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

“We are excited to be joining a dynamic company like TRC,” said Edward Wiegele, President of Professional Services. “TRC’s national reputation, established presence in the pipeline industry and strong financial position, combined with our technical capabilities, talented employees and client base, will create a company that can address all phases of the pipeline and facility project life cycle.”

Upon closing, Professional Services will become a fourth TRC operating segment known as “Pipeline Services,” led by Mr. Wiegele.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC’s operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995